Exhibit 10.4

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), effective as of [●], [●] (the “Effective Date”), by and between [●], a company incorporated in Hong Kong with limited liability (the “Company”) and [●], a company incorporated in Hong Kong with limited liability (the “Service Provider”). The Service Provider and the Company are sometimes referred to collectively as the “Parties” or individually as “Party.”

RECITALS

WHEREAS, the Company engages in restaurant operations (the “Business”).

WHEREAS, the Service Provider, together with its subsidiaries and/or affiliates and/or related companies (including, without limitation, [●], a wholly-owned subsidiary of the Service Provider) provides operational support services to the Business.

WHEREAS, the Company desires to retain the Service Provider to provide day to day operations and management services of the Business including but not limited to, inventory management, marketing and advertising, repair and maintenance, design and decoration, logistical support, regulatory compliance, accounting and other administrative functions, advisory services, staffing services and any other related services as so required by the Company for the operation of the Business (the “Services”) upon the terms and conditions hereinafter set forth, and the Service Provider is willing to undertake such obligations.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants set forth in this Agreement, the Parties agree as follows:

AGREEMENT

1. Term; Termination.

1.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect unless and until terminated in whole or in part in accordance with Section 1.2 below.

1.2 Termination. Either party may terminate this Agreement, in whole or in part, by providing the other party with not less than thirty (30) days’ prior written notice.

1.3 Termination Effect. Immediately upon the effective date of termination of any part of the Services under this Agreement (the “Termination Date”), the Service Provider shall cease to provide the terminated Services. All undisputed payments due and payable by the Company to the Service Provider in respect of the terminated Services up to the Termination Date shall become immediately due and payable without further demand.

2. Services.

2.1 Engagement. The Service Provider shall provide the Services to the Company, as requested by the Company from time to time, which the Parties understand to include operational, administrative, staff and support services relating to the Business, including but not limited to those services set forth in Schedule A, as may be amended from time to time by mutual agreement between the Parties.

2.2 Role and Authority. The Service Provider shall provide the Services in accordance with this Agreement and shall act in a professional and diligent manner in supporting the Company’s business operations. The Service Provider shall not have authority to bind the Company or act on its behalf in dealings with third parties, unless expressly authorized in writing by the Company.

2.3 Service Designees. The Service Provider may perform the Services to be provided hereunder through its own officers and employees, and/or through agents, independent contractors, or its subsidiaries and/or affiliates and/or related companies and/or other parties designated by it (the “Designees”); provided, however, that each Service Provider will remain liable hereunder as if it has performed such Services directly.

3. Management Fee; Service Provider Expenses.

3.1 Compensation. For the Services provided by Service Provider to the Company, the Company shall pay its share of the Net Costs as defined in Section 3.2 below and, as contemplated by this Agreement, make payment arrangements with the Service Provider on an arm’s length basis for all activities covered by this Agreement for each calendar month.

3.2 Net Costs. The Service Provider shall compute the costs that it incurs in connection with providing Services under this Agreement (its “Net Costs”) in accordance with the following formula: Net Costs = Direct Costs + Indirect Costs, and, for this purpose:   “Direct Costs” means the sum of all external and all internal direct costs incurred by a Service Provider and directly attributable to a particular Service provided to the Company.   “Indirect Costs” means all external and all internal indirect costs incurred by the Service Provider in providing the Services to the Company, which cannot be directly attributed to a particular Service provided to the Company, including but not limited to salaries and bonuses, wages for permanent and temporary employees, expatriate costs (where applicable), facilities charges (including office rent, depreciation, maintenance, utilities and supplies), entertainment expenses, travel costs, pension benefits, insurance benefits, depreciation of fixed assets and all expenses to third parties incurred in connection with the Services, excluding value added tax, withholding taxes and/or similar levies, which shall be paid by the Company, if legally required.

3.3 Payment Terms. All payments for the Services and any other charges under this Agreement shall be made in Hong Kong Dollars (HKD). The monthly fee for the Services shall be broken down and provided to the Company by the end of each calendar month. The Company shall settle the service fees within the first week of the following month. For Services provided by the Designees, the Service Provider may direct the Company to pay such compensation to the respectively Designees directly.

3.3 Taxes. All compensation under this Agreement is exclusive of taxes. Service Provider shall pay any federal, state, county, local or other governmental taxes, fees or duties now or hereinafter imposed on the Services hereunder, or any other transaction contemplated by this Agreement, as well as any penalties or interest thereon.

3.4 Disputed Invoices. If Company disputes any portion of an invoice, it will notify Service Provider in writing and if the Parties are not able to resolve the dispute within thirty (30) days it shall be resolved in accordance with Section 8 below. Service Provider’s obligations to provide the Services shall not be affected by any payment disputes.

4. Standards of Performance. The Service Provider will use commercially reasonable efforts to perform the Services and in accordance with applicable rules, regulations, and laws. The Service Provider’s performance of the Services in accordance with the aforementioned standards is contingent upon the Company’s full and timely performance of the Company’s obligations under this Agreement.

5. Representations, Warranties, and Covenants of the Service Provider. The Service Provider represents, warrants, and covenants to the Company, with the understanding the Company is relying upon such representations, warranties, and covenants that:

5.1 Regulatory Requirements. The Service Provider will maintain all necessary approvals, licenses, permits, or other authorizations to operate the Business in compliance with all applicable laws, rules and regulations and the timely satisfaction of any such rules, regulations, laws, or other regulatory requirements that affect the Business (collectively, the “Regulatory Requirements”).

5.2 Compliance. The Service Provider will comply in all respects with all applicable Regulatory Requirements, as may be amended from time to time.

5.3 Cooperation. The Service Provider will fully cooperate with the Company in all aspects of the provision of Services.

5.4 Authority. The Service Provider has the full right, power, and authority to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity.

5.5 No Breach. The execution and delivery of this Agreement and the performance by the Company of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to the Service Provider.

5.6 Binding Obligation. Upon execution and delivery of this Agreement, this Agreement will constitute the valid and binding obligation of the Service Provider.

5.7 Licenses and Permits. The Service Provider at all times will refrain from engaging in acts or omissions which by their nature, or given the passage of time, will or reasonably might result in the revocation and/or non-renewal of any license or permit held by Company prior to any then-existing renewal deadline.

6. Representations, Warranties, and Covenants of the Company. The Company represents, warrants, and covenants to the Service Provider that, as of the Effective Date and throughout the term of this Agreement:

6.1 Regulatory Requirements. The Company complies with, and shall continue to comply with, all applicable laws, regulations, and licensing requirements relevant to its business operations. The Company shall cooperate with the Service Provider’s efforts to comply with any such requirements in connection with the Services.

6.2 Cooperation. The Company shall act in good faith and cooperate fully with the Service Provider to facilitate the proper and timely performance of the Services, including the provision of necessary information and access as reasonably requested.

6.3 Authority and Capacity. The Company has full power and authority to enter into this Agreement and to perform its obligations under it. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

6.4 No Conflict. The execution and performance of this Agreement do not and will not violate any other agreement or obligation binding on the Company.

6.5 Intended Beneficiary. The Company is the sole intended beneficiary of the Services provided under this Agreement.

7. Confidential Information. Pursuant to this Agreement, the Parties hereto may be entrusted with Confidential Information belonging to the other Party. For purposes of this Agreement, “Confidential Information” shall mean all proprietary, confidential information concerning the Services and the business of each of the Parties hereto and that of their affiliates, parents and subsidiaries, including strategic and development plans, financial condition, data, business records, project records, employee lists and business manuals, policies and procedures, information relating to processes or theory, business information on the costs and mechanics of the Services, which is not generally available to the public. The Parties must: (a) maintain all Confidential Information of the other Party in a confidential manner; (b) not disclose any Confidential Information to any person or entity not authorized in writing by the other Party to receive or use such Confidential Information; and (c) not use, permit, or aid others in the use of any Confidential Information for any purpose other than the purposes contemplated by this Agreement. Any Confidential Information required to be disclosed by either Party pursuant to a valid order by a court or other governmental body having proper jurisdiction over the Company will not be disclosed by the Company until and unless the Company provides written notice to the other Party of such order sufficiently in advance of the disclosure to allow the other Party the reasonable opportunity to defend

8. Dispute Resolution. In the event of any dispute arising out of or in connection with this Agreement, the Parties shall first attempt to resolve the matter amicably through good faith discussions. If the dispute cannot be resolved within thirty (30) days, the Parties shall refer the matter to mediation at a mutually agreed time and venue. The costs of mediation shall be shared equally by the Parties, and each Party shall bear its own costs. If no settlement has been reached within sixty (60) days thereafter, each Party may be entitled to commence legal proceedings.

9. Miscellaneous.

9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region, without regard to its principles of conflicts of laws.

9.2 Legal Costs and Expenses. In the event of any dispute arising out of or in connection with this Agreement, the prevailing Party shall be entitled to recover from the other Party its reasonable legal fees and expenses, including costs of arbitration or litigation, incurred in connection with the enforcement or defense of its rights under this Agreement.

9.3 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior or contemporaneous agreements, understandings, or representations, whether oral or written. No amendment or modification of this Agreement shall be valid unless made in writing and signed by both Parties. The recitals form part of this Agreement.

9.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the third (3rd) day after being mailed by certified or registered post, return receipt requested, with postage prepaid. Notices shall be sent to the addresses set out below (or to such other address as either Party may notify the other in writing from time to time).

If to the Company:	[●] [●]

If to the Service Provider:	[●]

[●]

9.5 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

9.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

9.7 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

9.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Further Assurances. Each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

9.10 Headings. The headings of this Agreement are for purposes of reference only and will not limit or define the meaning of any provision of this Agreement.

9.11 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be effectuated as originally contemplated to the greatest extent possible.

9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

COMPANY

[●] a Hong Kong limited liability company

By:
Name:
Title:

SERVICE PROVIDER

[●] a Hong Kong limited liability company

By:
Name:
Title:

SCHEDULE A

DESCRIPTION OF SERVICES

The descriptions below describe the type of Services that are being performed and charged by Service Provider. As part of this Agreement, there may be additional services performed that benefit Company that will be charged using the same methodologies as described in this Schedule.

Services related to operational support to the Business – All areas of management / operational services related to the day-to-day management of the Business, including (but not limited to) the following:

Services Nature
1.	Human Resources Services

2.	Accounting Support Services

3.	Repair and Maintenance Management Services

4.	Operation Support Services

5.	Marketing and related Services

6.	Design and Decoration Services

7.	Administrative and related Services

8.	Management and related Services

Staffs sub-contracting Services – All sub-contract of staffs for the operations of Business, including (but not limited to) the following:

Staff Nature

1.	Local kitchen staff (including local chefs)

2.	Foreign kitchen staff (including Japanese-trained chefs)

3.	Floor staff

4.	Food and beverage service staff (including bartenders)